Exhibit 99.1

Aegion Corporation Provides Business Update

SAINT LOUIS, MO., March 26, 2020 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today provided a business update related to the impact of the global COVID-19 pandemic.

Aegion has taken multiple actions over the last several years to better position the Company to withstand market challenges. The Company ended 2019 with more than $66 million in cash balances and nearly $40 million in borrowing capacity on the Company’s line of credit. A heavy focus on rehabilitation and maintenance activities, which accounted for approximately 85% of 2019 consolidated revenues, lessens the Company’s dependence on new construction activity and reduces risk in cyclical markets. Additionally, the Company’s exposure to upstream oil and gas markets represents less than 10% of consolidated revenues.

Nevertheless, the current global COVID-19 pandemic is unprecedented, its severity and duration are uncertain, and its impacts are being felt across all businesses, including Aegion. In response to the crisis, multiple federal, state and local jurisdictions globally have issued ‘stay at home’ orders. Many orders currently allow individuals to leave their homes to perform work necessary to the operations and maintenance of ‘essential infrastructure,’ which includes, among other activities, water, sewer, gas and sanitation services as well as oil refining and oil and gas operations. This designation has enabled most Aegion field crews to continue working, resulting in a limited disruption overall to operations to date. All Aegion employees are working with extra health and safety precautions in place, and the majority of Insituform and Corrpro field crews are comprised of less than six individuals with work that primarily takes place outdoors, further reducing the potential spread of the virus.

The Company is pleased with its ability to continue serving client needs to date. While the Company currently has a good backlog position, management is carefully monitoring the implications of COVID-19 on future work releases, new orders and the ability to keep crews working under evolving local mandates.

Despite recent success in navigating these market challenges, the Company is preparing for a protracted period of significant uncertainty. As such, management is taking proactive prudent actions to reduce costs, increase liquidity and improve financial flexibility to ensure the Company is well positioned for the duration of the crisis. Such actions include:

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A temporary cash wage reduction for North America salaried employees, ranging from 15% for lower salary bands to 50% for senior leadership and 100% for three executive leaders, which include the Company’s CEO, CFO and General Counsel;

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An unpaid furlough, impacting approximately 15% of the North American workforce, with approximately two-thirds of affected employees in the Energy Services segment, primarily as a result of deferred turnaround and construction activities;

●	A freeze of all non-critical spending for capital expenditures, travel and other discretionary expenses;

●	Suspension of the Company’s discretionary open-market share repurchase program; and

●	Suspension of cash fees for the Company’s Board of Directors.

Additionally, management has held initial proactive discussions with its current lending group regarding expanded financial flexibility. The Company has longstanding relationships within its lending group, providing support for such discussions. The Company also drew approximately $35 million on its revolving line of credit in the first quarter to increase its cash position and provide a cushion against any unforeseen liquidity disruptions.

As a result of the significant uncertainty regarding current market conditions and difficulty in estimating the ultimate financial impact to the organization, the Company is withdrawing 2020 financial guidance issued on February 28, 2020. The Company will provide a business update on the first quarter earnings call, tentatively scheduled for late April 2020, and will look to reinstate financial guidance when there is improved visibility into expected results.

Charles R. Gordon, Aegion’s President and CEO, said, “We’ve been pleased to date with our ability to respond to current events amid significant volatility. However, we do not believe a ‘wait and see’ approach is appropriate. Though very difficult, we believe the swift and decisive actions we have taken will ensure the organization is able to weather this unprecedented global crisis.”

Gordon continued, “For nearly 50 years, Aegion has protected communities through the rehabilitation and maintenance of critical infrastructure and the current global pandemic doesn’t lessen the long-term demand for our services. We are grateful for the opportunity to continue serving the nation’s critical infrastructure needs while ensuring the health and safety of our employees, customers and the community.”

About Aegion Corporation (NASDAQ: AEGN)

Aegion combines innovative technologies with market-leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding transformational solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure.®

More information about Aegion can be found at https://www.aegion.com/.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion’s forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 2, 2020, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

Aegion® and the Aegion® logo are the registered trademarks of Aegion Corporation and its affiliates.

For more information, contact:

Katie Cason

Senior Vice President, Strategy and Communications

636-530-8000